Exhibit 99.1

NetRatings Announces Reduction in Q1 GAAP Loss Due to Acquisition-Related Subsequent Events

MILPITAS, Calif., May 15 /PRNewswire-FirstCall/ — NetRatings, Inc. (Nasdaq: NTRT), a leading Internet audience measurement and analysis firm, today announced a reduction in its previously announced first quarter loss due to acquisition-related subsequent events. A discussion of these subsequent events, as well as the company’s complete financial results for the quarter, are presented in the company’s Form 10-Q that was filed today.

On October 25th, the company had proposed acquisitions of eRatings and Jupiter Media Metrix. These transactions were subsequently terminated during the first quarter. On May 7th, 2002, NetRatings completed and announced acquisitions of eRatings and the European audience measurement contracts of Jupiter Media Metrix subsequent to the reporting of financial results for the first quarter. Consequently, $2.2 million of the acquisition costs, previously disclosed in the company’s financial tables as expenses, have now been capitalized because of the relationship between the recent acquisitions and the terminated transactions.

Additionally, in connection with the eRatings acquisition, NetRatings will now be utilizing a portion of the leased space previously included as restructuring expenses. The co-location of eRatings with NetRatings will enable the company to service its clients under a common brand, with a unified team and shared infrastructure. The restructuring expense is now reduced by $876,000 to $7.0 million.

The combined effect of the capitalization of acquisition-related expenses and the reduced restructuring expenses resulted in a GAAP net loss of $14.6 million, or a net loss per share of $0.45, which is an improvement from the GAAP net loss of $17.7 million, or a net loss per share of $0.54 previously reported on April 30.

About NetRatings, Inc.

NetRatings, Inc. (www.netratings.com) provides the global standard in Internet audience measurement and analysis. Its technology driven products and services enable customers to make informed business-critical decisions regarding their Internet media and commerce strategies. NetRatings has strategic relationships with both Nielsen Media Research, the leading source of television audience measurement and related services in the US and Canada, and ACNielsen, a leading provider of market research information and analysis to the consumer products and services industries.

Safe Harbor Statement

This press release contains statements that may constitute forward-looking statements pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. These statements are based on current expectations and assumptions and involve a number of uncertainties and risks that could cause actual results to differ materially from those currently expected. The potential risks and uncertainties include, among others:

—    Risks associated with the successful integration of the acquired businesses and the realization of the anticipated benefits of the transactions

—    Risks related to the growth of online advertising

—    Risks associated with the rapidly evolving market for our products and services

—    The increasingly competitive market for online advertising research services and Internet audience measurement and analytical services

—    Our ability to manage international expansion and significant growth in the future

Additional information about potential factors that may affect NetRatings’ business and financial results is included in its annual report on Form 10-K for the year ended December 31, 2001 and in its filing on Form 10-Q filed with the SEC on May 15, 2002 including, without limitation, under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors That May Affect Our Performance.” Each of these documents is on file with the SEC and is available free of charge. NetRatings does not undertake to update any forward-looking statement that may be made from time to time by it or on behalf of NetRatings.

NetRatings, Inc.
Statements of Operations
(unaudited)
(in thousands, except per share data)

	Three Months Ended March 31,
	2002	2001
Revenue	$4,313	$6,720
Cost of revenue	2,672	3,309

Gross profit	1,641	3,411

Operating expenses:
Research and development	1,400	2,069
Sales and marketing	2,773	4,346
General and administrative	1,192	1,469
Restructuring expenses	6,969
Acquisition-related expenses	3,033
Stock-based compensation	2,320	2,708

Total operating expenses	17,687	10,592

Loss from operations:	(16,046)	(7,181)
Loss on joint ventures	(927)	(1,172)
Interest income, net	2,330	4,936

Net loss	$(14,643)	$(3,417)

Basic and diluted net loss per share	$(0.45)	$(0.10)

Shares used to compute pro forma basic and diluted net loss per share	32,877	32,594

Pro forma basic and diluted net loss per share (A)	$(0.07)	$(0.02)

(A)
Pro forma basic and diluted net loss per share information included in the accompanying statements of operations is computed by dividing net loss excluding non-cash stock-based compensation, restructuring expenses, and acquisition-related expenses by the weighted average number of shares outstanding.

NetRatings, Inc.
Balance Sheets
(unaudited)
(in thousands)

	March 31, 2002	December 31, 2001
ASSETS
Current assets
Cash, cash equivalents & short-term investments	$297,018	$322,563
Accounts receivable	3,728	4,371
Other current assets	4,839	3,965

Total current assets	305,585	330,899
Property and equipment	1,589	2,402
Other assets	7,888	8,398

Total assets	$315,062	$341,699

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accounts payable & accrued expenses	$22,695	$16,111
Deferred revenue	7,389	7,031
Notes payable	69	89

Total liabilities	30,153	23,231
Stockholders’ equity	284,909	318,468

Total liabilities and stockholders’ equity	$315,062	$341,699

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